SERIES A PREFERRED STOCK PURCHASE AGREEMENT

BETWEEN

INTERNATIONAL FIGHT LEAGUE, INC. AND

INSURANCE MARKETING SOLUTIONS, LLC

TABLE OF CONTENTS

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 11TH day of January, 2010 by and among Insurance Marketing Solutions, LLC, a Florida limited liability corporation (the "Purchaser") and International Fight League, Inc., a Delaware corporation (the "Company"). For the purposes of this Agreement, Purchaser and the Company are referred to sometimes collectively as the "Parties" and individually as a "Party".

RECITALS:

WHEREAS the Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, an aggregate of 730,941 shares of the Company's Series A Convertible Preferred Stock on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF PREFERRED STOCK

1. Purchase and Sale of Preferred Stock.

1.1 Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt by way of Board resolution and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) a Certificate of Designation for a new class of preferred stock called the Series A Preferred Stock, a copy of which Certificate of Designation is attached to this Agreement as of Exhibit B (the **Certificate of Designation**").

(b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing 730,941 shares of the Company's Series A Convertible Preferred Stock (the **"Series A Preferred Stock**") for an aggregate investment of $100,000 (the **"Purchase Price"**). The shares of Series A Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the "**Shares**." The rights, terms and conditions of the Shares are described on Exhibit B.

1.2 Closing; Delivery.

(c) The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 5:00 p.m., on or

about January , 2010 or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the "**Closing**").

(d) At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by the Purchaser against payment of the purchase price therefor by check payable to the Company, or by wire transfer to the IOLA Escrow Account of Anthony M. Collura, Esq.,..

1.3 Use of Proceeds. The proceeds from the Purchase Price shall be utilized in accordance with the directions of the Company's Board of Directors, as it shall be constituted as after the Closing.

1.4 Directors and Officers of the Company. The current directors and officers of the Company, Jeffery M. Jagid and Kevin Waldman, shall resign as of the Closing Date and C. Leo Smith and one additional designee of the Purchaser shall be appointed as the officers and directors of the Company immediately after the Closing..

ARTICLE II
PRE-CLOSING OBLIGATIONS

2.1 Conduct of Business Prior to Closing. From the date of this Agreement and until the Closing, except as contemplated by this Agreement or as otherwise consented to by the Parties in writing, such consent not to be unreasonably withheld, conditioned or delayed, each of the Company and the Purchaser agrees to:

(a) Carry on its business only in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its present business organization and and preserve its current relationships.;

(b) Timely file all Tax Returns and timely withhold and pay all Taxes;

(c) Maintain in full force and effect all Governmental Authorizations reasonably required for the operation of its business as presently conducted;

(d) Comply with all obligations contained in this Agreement;

(e) Comply in all material respects with all Legal Requirements and Governmental Authorizations applicable to them;

(f) Except as contemplated herein, not amend its articles of incorporation or bylaws;

(g) Except as contemplated herein, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or enter into any joint venture or partnership with, any Person;

(h) Not take any action or omit to take any action that would result in a Breach of any of the representations warranties and/or covenants set forth in this Agreement at, or prior to, the Closing;

(i) Except as set forth in this Agreement not issue, reissue, sell, deliver, pledge, authorize, or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

(j) Except as contemplated hereby, not adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(k) Not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, or alter any term of any of its outstanding securities;

(l) Except as required under any employment agreement, not increase in any manner the compensation of any of its directors, officers, or other employees; (ii) not pay, or agree to pay, any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) not commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(m) Not terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action, or omit to take any action that will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(n) Not permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed policies are in full force and effect;

(o) Not enter into other material agreements, commitments or contracts not in the Ordinary Course of Business;

(p) Maintain its books of account and records in other than its usual, regular and ordinary manner, consistent with its past practice; and

(q) Promptly advise the other Party, in writing, of any fact, condition, occurrence or change known to the Party that reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party, as the case may be, or cause a Breach of this Article II or require an amendment to a Party's Disclosure Schedule.

(r) Negotiate and/or enter into any arrangement or commitment by the Company to do any of the things described in this Section 2.1.

2.2 Access; Cooperation. Each Party shall provide the other Party and its Representatives the right, upon reasonable notice and during normal business hours, permission to enter into its offices to inspect its records and business operations and to consult with its management, executives and legal and accounting advisors and, subject to mutually agreed upon timing and procedures, to consult with any personnel that report to any of the management or executives of such Party to complete the other Party's due diligence investigation. Each Party shall cooperate with the other Party and its Representatives and, generally, do all other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein.

2.3 No Negotiations. (a) During the period after execution of this Agreement and prior to the Closing, the Company agrees that neither it nor any of its Affiliates (collectively "the Company Affiliates") shall engage in any negotiations with any Person other than the Purchaser regarding a Prohibited Transaction (as defined below in this Sub Section) and the Company shall not permit any of the Company Affiliates to:

(i) directly or indirectly solicit, respond to, or accept any inquiries or offers from, or engage in communications, negotiations or discussions with any Person other than the Purchaser and its professional advisers with respect to any Prohibited Transaction;

(ii) enter into any agreement (whether or not legally binding) with any Person other than the Purchaser with respect to a Prohibited Transaction;

(iii) allow any Person (other than the Purchaser and its professional advisers) known or believed by the Company to be considering or evaluating a Prohibited Transaction to have access to any information relating to the Company or to any information relating to the Company or to any the Company or any the Company's properties.

(b) For purposes of this section the term "Prohibited Transaction" means any of the following transactions: (A) a sale, transfer or other

disposition of any unissued and/or outstanding equity interests of the Company; and/or (B) a sale, transfer or other disposition of all or a material part of the assets of the Company; and/or (C) the issue or grant of any equity interests or securities, or options with respect to any equity interests or securities, in the Company (issued or unissued) and/or (D) a merger, reorganization, and/or similar transaction.

(c) In addition to seeking all other legal rights, remedies and monetary damages with respect to the Purchaser's rights pursuant to this Section 2.3, the Purchaser shall be entitled to seek injunctive relief in the event of a breach and/or anticipatory breach by the Company and/or any the Company Affiliates of this Section, without the posting of any bond or indemnity.

2.4 Disclosure of Certain Matters. Each party shall promptly advise the other party orally and in writing if there exists a material breach of any representation warranty or covenant contained herein or if there occurs any change or event which results in the executive officers of such party having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation warranty or covenant contained herein.

2.5 Approval and Filing of Certificate of Designation. The Company will use its best efforts to authorize, prepare and file, prior to the Closing Date, with the State of Delaware the Certificate of Designation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the Company's Disclosure Schedule, as attached hereto as Schedule III, the Company represents and warrants to the Purchaser as follows:

3.1 Due Organization; Subsidiaries, Etc. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and the Company does not have any subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature, in any other Entity. The Company is not required to be qualified, authorized, registered, or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions in which they are so licensed, qualified or registered, or where the failure to be so licensed, qualified or registered would not have a Material Adverse Effect on the Company.

3.2 Books and Records. The books and records of the Company delivered to the Purchaser prior to the Closing fully and fairly reflect the transactions to which the Company is a party or by which they or their assets are bound.

3.3 Capitalization. The Company's authorized capital stock consists of 150,000,000 shares of $.01 par value common stock, of which 79,058,509 shares are issued and outstanding and 1,000,000 shares of undesignated $.01 par value preferred

stock, of which no shares are issued and outstanding. The Board of Directors of the Company, without approval of the Company's shareholders, has the full legal right and authority to fix the designations, powers, preferences and rights of the Preferred Stock, including but not limited to the creation of the Series A Preferred Stock in accordance with the designations, powers, preferences and rights set forth on the Certificate of Designation. On or prior to the Closing the Company shall file with the State of Delaware in compliance with all applicable Legal Requirements the Certificate of Designation authorizing the Company to issue 730,941 shares of Series A Preferred stock. Immediately prior to the Closing, the Company will have no more than 79,058,509 shares of the Company common stock outstanding and no shares of Preferred Stock outstanding. Immediately prior to the Closing, the Company will have no stocks, options, warrants, convertible debt, other convertible securities or other rights to acquire any equity of the Company outstanding, other than warrants to purchase an aggregate of 14,294,513 shares of the Company's common stock (the "Warrants") and options to acquire 702,869 shares of Common Stock (the "Options") as more specifically identified in section 3.3 of the Company Disclosure Schedule Immediately after the Closing, there will be 79,058,509 common shares of the Company issued and outstanding, 730,941 shares of Series A Preferred Stock issued and outstanding (all of which shall be owned by the Purchaser) and the Warrants and the Options (owned as set forth in Section 3.3 of the Company's Disclosure Schedule). Immediately after the Closing, each share of Series A Preferred Stock shall have the right to be converted into 1,000 shares of Common Stock (the Purchaser acknowledges that immediately after the Closing the Company will not have sufficient shares of unissued and authorized common stock to legally issue all of the shares of common stock required to be issued upon conversion of all of the Shares of Series A Preferred stock. As set forth in the Certificate of Designation the Company has agreed to use its best efforts to remedy such deficiency so that all of the Series A Preferred Stock may be converted into shares of Common Stock in accordance with the terms of the Certificate of Designation as soon as practicable) and shall have 1,000 votes per share on all matters submitted to a vote of the holders of the Company's securities as well as the additional rights, powers and preferences set forth in the Certificate of Designation.

(b) All issued and outstanding shares of the Company capital stock are duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights. When issued to the Purchaser at the Closing, the Series A Preferred Shares will be duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights.

(c) Except for the shares of common stock issuable upon exercise of the Warrants and upon conversion of the Series A Preferred Stock, as of the Closing there will be no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or transfer by the Company of additional shares of the Company's capital stock and the Company has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of the

Company. There are no voting trusts or any other agreements or understandings with respect to the voting of the Company's capital stock. There are no obligations of the Company to repurchase, redeem, or otherwise re-acquire any shares of its capital stock as of the Closing.

(d) No Person has any demand or piggyback registration rights with respect to any of the Company's capital stock.

3.4 SEC Reports. The Company has filed with the Securities and Exchange Commission ("SEC") all reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all rules and regulations promulgated thereunder and the Securities Act of 1933, as amended (the " '33 Act") and all rules and regulations promulgated thereunder (collectively "the Company SEC Reports"). All of the Company SEC reports comply in all material respects with the applicable requirements of the Exchange Act and the '33 Act. None of the Company SEC Reports contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports, comply in all material respects with the applicable requirements of the Exchange Act and the '33 Act and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and the statements have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable form under the '33 Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and its consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, and are not, expected to have a Material Adverse Effect on the Company).

3.5 Financial Statements.

(a) The Company's audited financial statements and the Company's unaudited financial statements included in the Company SEC Reports (collectively "the Company's Financial Statements") are (i) in accordance with the books and records of the Company, (ii) correct and complete, (iii) fairly present the financial position and results of operations of the Company and each of the Company's subsidiaries as of the dates indicated, and (iv) prepared in accordance with GAAP and shall comply in all material respects with the applicable requirements of the Exchange Act and the '33 Act and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a Material Adverse Effect on the Company.

(b) There have been no disagreements with any accountant regarding the Company's Financial Statements. There have no accounting discrepancies with any accountant regarding the Company's Financial Statements which would reasonably be expected to have a Material Adverse Effect on the Company.

3.6 Absence of Changes. Except (i) as set forth in Sub Section 3.6 of the Disclosure Schedule and/or (ii) as disclosed in the Company SEC Reports , since December 31, 2008:

(a) there has been no adverse change in, and no event has occurred that reasonably would be expected to have a Material Adverse Effect on, the Company.;

(b) there has been no loss, damage or destruction to, or any interruption in the use of, any of the material assets of the Company (whether or not covered by insurance);

(c) the Company has not purchased or otherwise acquired any material assets from any other Person;

(d) the Company has not leased or licensed any material asset from any other Person;

(e) the Company has not made any capital expenditure;

(f) the Company has not sold or otherwise transferred, or leased, or licensed any material asset to any other Person;

(g) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) the Company has not made any loan or advance to any other Person;

(i) the Company has not established or adopted any Employee Benefit Plan; or

(j) no Contract by which the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated;

(k) the Company has not incurred, assumed or otherwise become subject to any Liability;

(l) the Company has not forgiven any debt or otherwise released or waived any right or claim;

(m) the Company has not changed its methods of accounting or accounting practices in any respect;

(n) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

(o) the Company has not made any extraordinary distributions to any of its shareholders;

(p) the Company has not issued any shares of capital stock or authorized any options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or transfer by the Company of additional shares of capital stock; and

(q) the Company has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in the clauses above.

3.7 Title to Assets. The Company's assets consist, and at Closing will consist, primarily of cash and certain pre paid expenses as set forth in subsection 3.7 to the Company's Disclosure Schedule. The Company owns, and has good and valid title to, all of the assets set forth in subsection 3.7 to the Company's Disclosure Schedule and all other assets reflected in the books and records of the Company as being owned by the Company.

3.8 Receivables. The Company has no receivables.

3.9 Inventory. The Company has no inventory.

3.10 Equipment. The Company has no equipment.

3.11 Real Property. None of the Company's assets consists of any owned real property or any leased interest in real property.

3.12 Proprietary Assets. The Company owns no Proprietary Assets.

3.13 Contracts.

(a) Sub Section 3.13 of the Company Disclosure Schedule identifies and provides an accurate and complete description of each and every Contract entered into by the Company (collectively the "the Company Contracts") which may be enforceable against the Company. The Company has delivered, or made available to the Purchaser, accurate and complete copies of all the Company Contracts.

3.14 Liabilities, Bankruptcy.

(a) Except as may be set forth in Sub Section 3.14 (a) of the Company Disclosure Schedule, the Company has no Liabilities. At the Closing, the Company shall

have no Liabilities or Encumbrances other than those set forth in Sub Section 3.14 (a) of the Company Disclosure Schedule.

(b) Except as may be set forth in Sub Section 3.14 (b) of the Disclosure Schedule and/or disclosed in the Company SEC Reports, the Company has not at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations contemplated under this Agreement.

3.15 Compliance with Legal Requirements. Except as set forth in Sub Section 3.15 of the Company Disclosure Schedule (a) the Company is in material compliance with each Legal Requirement that is applicable to it, or to the conduct of its business or the ownership or use of any of its assets; (b) to the best of its knowledge, the Company has at all times been in material compliance with each Legal Requirement that is or was applicable to it, or to the conduct of its business, or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and (d) the Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the Company's part to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective, or response action of any nature.

3.16 Government Authorizations. Except for its Articles of Incorporation, the Company has no Governmental Authorization.

3.17 Tax Matters.As used in this section the term "subsidiaries" means any entity for which the Company has any liability for Taxes, Tax Returns and/or any other tax matter.

(a) Except as set forth in Sub Section 3.17 of the Company Disclosure Schedule, each Tax Return required to be filed by the Company has been duly filed with the appropriate Governmental Body. To the best knowledge of the Company, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company and/or any of its subsidiaries has been duly paid in full. Any Tax required to have been withheld or collected by the Company and/or any of its subsidiaries has been duly withheld and collected and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) There has been no examination or audit of any the Company Tax Return and or any Tax Return of any subsidiary of the Company that has been conducted since December 31, 2001.

(c) There has been no claim or other Proceeding that is pending or has been threatened against, the Company and/or any of its subsidiaries in respect to any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to taxes and penalties, or related expenses) with respect to any notice of deficiency or similar document received by the Company and/or any of its subsidiaries.

3.18. Employees. Except as described in Sub Section 3.18 of the Company Disclosure Schedule, the Company has no employees. The Company does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. The Company has no written or oral employment agreements with any person. The Company is not a party to, or bound by, any collective bargaining agreement. There are no loans or other obligations payable or owing by the Company to any Person, nor are there any loans or debts payable or owing by any of Person to the Company, or any guarantees by the Company of any loan or obligation of any nature to which any such Person is a party.

3.19 Employee Benefit Plans. The Company has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements, or (d) any related trusts, insurance contracts, or other funding arrangements maintained, established or contributed to by the Company.

3.20 Environmental Matters.

(a) The Company is not liable or, to the best knowledge of the Company, potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "super lien" law or similar Legal Requirement, at or with respect to any site.

(b) The Company has never received any notice or other communication (in writing or otherwise) from any Governmental Body, or other Person, regarding any actual, alleged, possible, or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission, or disposal of any Hazardous Material. No Person has ever commenced, to the best knowledge of the Company, or threatened to commence, any contribution action or other Proceeding against the Company in connection with any such actual, alleged, possible, or potential Liability; and to the best knowledge of the Company, no event has occurred, and no condition or circumstance exists, that may

directly or indirectly give rise to, or result in, the Company becoming subject to any such Liability.

(c) The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Material (whether lawfully or unlawfully). The Company has not permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released, or disposed of (whether lawfully or unlawfully) (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by, or used by the Company; (ii) in or into any surface water, groundwater, soil, or air associated with, or adjacent to, any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle, or storage container that is, or was, located on or beneath the surface of any such real property, or that is, or has, at any time been owned by, leased to, controlled by, or used by the Company.

3.21 Insurance. Except as set forth in Sub Section 3.21 of the Company Disclosure Schedule, the Company does not have any insurance policies in effect.

3.22 Related Party Transactions. Except as disclosed in the Company SEC Reports the Company has not engaged in any Related Party transactions.

3.23 Subsidiaries. The Company does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

3.24 Certain Payments, Etc. Neither the Company nor any of its officers, directors, employees, agents or other Person associated with, or acting for or on behalf of, the Company has, at any time, directly or indirectly, (a) used any corporate funds (i) to make any unlawful political contribution or gift, or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company or the the Company Subsidiary; (c) made any payoff, influence payment, bribe, rebate, kickback, or unlawful payment to any Person; (d) performed any favor or given any gift that was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, or offered (in writing or otherwise) to take any of the actions described above in clauses "(a)" through "(e)."

3.25 Proceedings; Orders. To the knowledge of the Company, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that involves the Company or that otherwise relates to, or might affect the business of, the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which the Company, or any asset owned or used by the Company, is subject; and none of the shareholders or any other Related Party is subject to any Order that relates to the Company's business or to any of the assets of the Company.

3.26 Authority; Binding Nature of Agreements. Subject to the approval of the Company's Board of Directors , the filing of the Certificate of Designation and any other actions required under applicable Delaware law, the Company has the absolute and unrestricted right, power, and authority to enter into and to perform its obligations under this Agreement; and the Company's execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of the Company and its board of directors and officers. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with the terms of the Agreement. As soon as practicable after the execution of this Agreement the Company's existing Board of Directors shall, in compliance with the Exchange Act and applicable Delaware law, assist the Company in making all filings required under the Exchange Act.

3.27 Non-Contravention; Consents.

(a) Neither the execution, nor delivery, of this Agreement, nor the consummation or performance of the transactions contemplated under this Agreement, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the transactions contemplated under this Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company or any of the assets of the Company are subject;

(ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by the Company;

(iii) contravene, conflict with, or result in a violation or breach of, or result in a default under any provision of any of the Company Contracts;

(iv) give any Person the right to (i) declare a default or exercise any remedy under any the Company Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate, or modify any Company Contract; or

(v) result in the imposition or creation of any Encumbrance upon, or with respect to, any of the Company's assets.

(b) the Company is not required to make any filing with, or give any notice to, or to obtain any Consent from, any Person other than its board of directors in connection with the execution and delivery of this Agreement, or the consummation or performance of the sale of the Shares of Preferred Stock to the Purchaser.

3.28 Brokers. Except as set forth in Sub Section 3.28 of the Company Disclosure Schedule, the Company has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee, or similar commission or fee in connection with the transactions contemplated under this Agreement.

3.29 Controls. Since January 1, 2006, the Company has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officer by others within those entities, particularly during the period in which the Company's Form 10-K or 10-Q, as the case may be, is being prepared. the Company's certifying officer has evaluated the effectiveness of the Company's controls and procedures as of end of the filing period prior to the filing date of the Form 10-Q for the quarter ended September 30, 2009 and as of end of the filing period prior to the filing date of the Form 10-K for the year ended December 31, 2008 (the "Evaluation Dates"). The Company presented in its most recently filed Form 10-K, or Form 10-Q, the conclusions of the certifying officer about the effectiveness of the disclosure controls and procedures based on their evaluation as of the respective Evaluation Dates. Since the respective Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

3.30 Listing and Maintenance Requirements. The Company's common stock is currently quoted on the OTC Bulletin Board. Except as set forth in Sub Section 3.30 of the Company Disclosure Schedule the Company has not, in the 36 months

preceding the date hereof, received any notice from the OTC Bulletin Board, the SEC and/or the FINRA, or any trading market on which the Company's common stock is, or has been, listed or quoted informing the Company that it is not in compliance with any applicable quoting, listing, or maintenance requirements of the OTC Bulletin Board, or such other trading market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such quoting, listing, and maintenance requirements.

3.31 Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is, or could become, applicable to the Purchaser as a result of the transactions contemplated by this Agreement or the exercise of any rights by the Purchaser pursuant to this Agreement or the Series A Preferred Stock.

3.32 No SEC or NASD or State Inquiries. Neither the Company, nor, to the knowledge of any of the Company's past or present officers or directors, is, or ever has been, the subject of any formal or informal inquiry or investigation by the SEC, NASD or any state securities agency.

3.33 Full Disclosure. To the knowledge of the Company, the representations and warranties contained in this Article III do not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements and information contained in this Article III not misleading, except to the extent that such omission would not be reasonably expected to result in a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

4.1 Authorization. The Purchaser has full power and authority to enter into this Agreement and perform all of its obligations under this Agreement. The Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Company, which by the Purchaser's

execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same except by way of assignment to the parties set forth on Exhibit C attached hereto. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares and any shares of Common Stock issued upon conversion thereof. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

4.3 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors' Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

4.4 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends

(a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares or the shares of Common Stock issued upon conversion thereof represented by the certificate so legended.

4.5 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.6 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser's subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser's jurisdiction.

4.7 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares or the shares of Common Stock issued upon conversion thereof.

4.8 Exculpation By Purchaser. The Purchaser acknowledges that it is not relying upon any Person, other than the Company in making its investment or decision to invest in the Company.

4.9 Residence. The Purchaser's principal place of business is identified in the address of the Purchaser as set forth on the signature page of this Agreement.

ARTICLE V
CLOSING CONDITIONS

5.1 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to effect the Closing contemplated by this Agreement shall be subject to the fulfillment, or written waiver, by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a) At the Closing, the Company shall have delivered or caused to be delivered to the Purchaser the following:

(i) resolutions duly adopted by the Board of Directors of the Company authorizing and approving the transaction contemplated by this Agreement including, but not limited to, the filing of the Certificate of Designation and the sale of the Shares of Series A Preferred Stock to the Purchaser, the execution, delivery, and

performance of this Agreement and the other actions of the Company required pursuant to this Agreement.

(ii) a certificate of good standing for the Company from Delaware, dated not earlier than five days prior to the Closing Date;

(iii) written resignations of all officers and directors of the Company in office immediately prior to the Closing and the appointment of C. Leo Smith as the and one other person designated by the Purchaser as the only officers and directors of the Company;

(iv) all corporate records, bank account records, bank statements, Contracts, agreements, seals, and any other information reasonably requested by the Purchaser with respect to the Company ;

(v) the written commitment of the current officers and directors of the Company to use their best efforts to assist the Company, including executing all reasonably requested documents, in connection (a) the preparation and filing of a Current Report on Form 8K disclosing the transactions contemplated by this Agreement; (b) the preparation and filing of the Company's Annual Report on Form 10K for the year ended December 31, 2009 and (c) the preparation and filing with the SEC of an Information Statement and/or Proxy Statement with respect to a reverse split of the Company's outstanding shares of common stock which is currently projected to be a 1 for 400 reverse split (which ratio is subject to change at the discretion of the Company's then existing Board of Directors).

(v) such other documents as the Purchaser may reasonably request in connection with the transactions contemplated hereby;

(b) The Company shall provide the Purchaser with a bank statement reasonably satisfactory to the Purchaser showing such proceeds in a bank account in the Company's name. In addition, the Company shall provide the Purchaser with new signature cards provided by the bank where such funds are deposited naming one or more parties designated by the Purchaser to be the new signatories with full power of disposition of such account from and after the Closing;

(c) The Company shall have performed and complied, in all material respects, with the covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing, and the Purchaser shall have received a certificate to that effect from an officer of the Company, dated the Closing Date;

(d) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same effect as though made at and as of the Closing Date, and the Purchaser shall have received a certificate to that effect from an officer of the Company, dated the Closing Date;

(e) No Material Adverse Effect relating to the business or financial condition of the Company shall have occurred after the date of this Agreement or prior to the Closing;

(f) the Purchaser shall have received from the Company such further executed instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of, the conditions contained in this Agreement, and the performance by the Company of all conditions for the consummation of such transactions;

(g) No party hereto shall be subject to any Order of a Governmental Body that prevents or delays any of the transactions contemplated by this Agreement, and no Proceeding shall be threatened in writing or pending before any Governmental Body;

(h) the Company shall have filed with the appropriate Governmental Body each Tax Return required to be filed by it prior to the Closing.

(i) Immediately upon the Closing, the Board of Directors of the Company shall consist of Leo Smith and one other person designated by the Purchaser.

(j) All Legal Requirements shall have been met with respect to the authorization and filing the Certificate of Designation as well as the approval of this Agreement and all transactions contemplated hereby;

(l) The Company shall be current with all its securities filings under the '33 Act and the Exchange Act;

(n) the Purchaser has received a list detailing the names and amounts owned by each shareholder, warrant holder, option holder and all other equity rights holders of the Company in form and substance acceptable to the Purchaser; and

(o) the Purchaser has completed a due diligence review of the Company and its operations, future operations, assets, liabilities, contingent liabilities, lawsuits, claims, potential claims, capitalization, legal status, regulatory status, obligations and other relevant matters and has determined, in Purchaser's sole discretion, that it is in the best interest of the Purchaser to consummate the transaction. The Company shall promptly provide such information as may be reasonably requested by the Purchaser to facilitate such due diligence review;

5.2 Conditions to the Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, as reasonably determined by the Company, or, at the sole election of the Company, the waiver, at or prior to the Closing, of the following conditions :

(a) At the Closing, the Purchaser shall have delivered or caused to be delivered to the Company the following:

(a) Purchase Price in a manner acceptable to the Company;

(b) the Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by the Purchaser at, or prior to, the Closing; and

(c) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects when made, and as of the Closing Date, with the same effect as though made at, and as of, the Closing Date, and the Company shall have received a certificate to that effect from an officer of the Purchaser, dated the Closing Date;

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

The representations and warranties made by the Company and the Purchaser (including the representations and warranties set forth in Sections III and IV and the representations and warranties set forth in any certificate delivered at Closing by an officer of the Company) shall survive the Closing. For purposes of this Agreement, each statement or other item of information set forth in a Party's Disclosure Schedule shall be deemed to be a part of the representations and warranties made by such Party in this Agreement. In the event of a breach of a representation, warranty and/ or covenant under this Agreement, the breaching Party shall indemnify and hold the non breaching Party and their Affiliates harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and related costs) ("Claims") arising out of the breach or alleged breach of any representation, warranty, covenant and/or or undertaking made by the breaching Party hereunder.

ARTICLE VII
TERMINATION

This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by the Purchaser if (1) there has been a material Breach by the Company and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by the Company of notice specifying particularly such Breach, (2) if the Purchaser identifies hereafter any fact, circumstance or event that could be reasonably determined to have a Material Adverse

Effect on the Company and such fact, circumstance or event is not cured by the Company within ten (10) days after receipt by the Company of notice specifying particularly such fact, event or circumstance.

(b) at any time by mutual written agreement of the Purchaser and the Company.

This Agreement may not be terminated after completion of the Closing, except by mutual agreement of the Purchaser and the Company.

ARTICLE VII
MISCELLANEOUS

8.1 Severability. If any provision of this Agreement is declared by any court or other Governmental Body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared null, void, or unenforceable and all of the other provisions of this Agreement shall remain in full force and effect.

8.2 Entire Agreement. This Agreement, together with each party's Disclosure Schedules, all exhibits and schedules hereto attached, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations, and discussions of the Parties, whether oral or written, all of which shall have no substantive significance or evidentiary effect. Each Party acknowledges, represents, and warrants that it has not relied on any representation, agreement, understanding, arrangement, or commitment that has not been expressly set forth in this Agreement. Each Party acknowledges, represents and warrants that this Agreement is fully integrated and parole evidence is not needed to reflect the intentions of the Parties. The Parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the Parties' intent.

8.3 Corporate Affairs. Each Party will make every reasonable effort to keep confidential any information obtained by them concerning the other Party, including its internal organization, finances, procedures, and customers. Neither Party will make any public announcement, or release any publicity regarding the other Party, other than routine oral communications with analysts, shareholders, and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the Party being named, unless, in the good faith opinion of counsel to the party contemplating such disclosure, such disclosure is required by law and time does not permit the party to obtain such consent, or such disclosure may otherwise be necessary in connection with the filing of any reports under the Exchange Act or Tax Returns, or claims for refunds, or in conducting a Tax audit or other proceedings. This Section 8.3 shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, any Party (and any employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any

kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future Party (or any affiliate of such Party) to this Agreement.

8.4 Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents, and other communications to be given hereunder by either Party to the other shall be in writing, shall be sent to the address set forth below (provided that any Party may at any time change the individual(s) to whom Notice is to be sent and/or its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, or (b) the first business day after sending by reputable overnight delivery service for next-day delivery.

If to the Purchaser:

C. Leo Smith, Managing Member
Insurance Marketing Solutions, LLC
824 S.E. 8th Street
Ft. Lauderdale, FL 33316

If to the Company:

Jeffery M. Jagid, Chairman and CEO,
I.D. Systems,
One University Plaza,
6th Floor,
Hackensack, NJ 07601________________

8.5 Amendments; Waivers. This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by all of the Parties to this Agreement. The terms, covenants, representations, warranties, or conditions of this Agreement may only be waived in writing. Any waiver of any condition, or of the Breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

8.6 Successors and Assigns. The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the Parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of, and

shall be binding upon, the successors and permitted assigns of the Parties to this Agreement.

8.7 Governing Law; Submission to Jurisdiction. This Agreement and all transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, and shall be treated in all respects as a State of New York contract, without regard to any state's laws related to choice or conflict of laws. The Parties irrevocably agree and consent to the jurisdiction of the courts of the States of New York and the federal courts of the United States sitting in such state for the adjudication of any matters arising under, or in connection with, this Agreement.

8.8 Waiver of Jury Trial. The parties hereby irrevocability waive any and all right to trial by jury in any legal action, proceeding, claim, or counterclaim, whether at law or in equity, arising out of, or relating to, this agreement or the transactions contemplated hereby.

8.9 Subsequent Documentation. At any time, and from time to time after the Closing Date, each of the Parties to this Agreement shall use its best efforts to take such action as may be necessary, or as may be reasonably requested by another Party to this Agreement, to carry out and consummate the transactions contemplated by this Agreement.

8.10 Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by facsimile also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

8.11 Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person's successors and assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to gender does not exclude the other gender;

(d) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(f) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(h) "or" is used in the inclusive sense of "and/or";

(i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

(j) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

IN WITNESS WHEREOF, the Company and the Purchaser have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

International Fight League, Inc.

By: ______________________
Jeffery M. Jagid
Title: President, Secretary and Director

By: ______________________
Kevin Waldman
Title: Vice President and Director

Insurance Marketing Solutions, LLC

By: ______________________
C. Leo Smith
Title: Managing Member

(d) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(f) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(h) "or" is used in the inclusive sense of "and/or";

(i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

(j) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

IN WITNESS WHEREOF, the Company and the Purchaser have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

International Fight League, Inc.

By: ____________________
Jeffery M. Jagid
Title: President, Secretary and Director

By: ____________________
Kevin Waldman
Title: Vice President, Treasurer and Director

Insurance Marketing Solutions, LLC

By: ____________________
C. Leo Smith
Title: Managing Member

Exhibit A
Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Affiliate." Affiliate" means with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

Agreement. This Agreement.

Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation, or other provision if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

CERCLA. "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act.

Closing." Closing" shall have the meaning specified in Section 2.1.

Closing Date." Closing Date" shall have the meaning specified in Section 2.1.

Code." Code" means the Internal Revenue Code of 1986, as amended.

Consent." Consent" means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

Contract." Contract" means any written, oral, implied, or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and shall include, without limitation, arrangements relating to employment.

Damages." Damages" shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee,

accounting fee or advisory fee), charge, cost (including any cost of investigation), or expense of any nature.

Disclosure Schedule." Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered by each Party, copies of which are attached to the Agreement and incorporated in the Agreement by reference.

Employee Benefit Plan." Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance." Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest; claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity." Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. "Environmental Law" means any applicable binding and enforceable federal, state, or local statute, law, rule, regulation, ordinance, or code relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA, Resource Conservation and Recovery Act; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 *et seq.*; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974.

Governmental Authorization." Governmental Authorization" means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification, or authorization issued, granted, given, or otherwise made available by, or under the authority of, any Governmental Body, or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body." Governmental Body" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

Hazardous Material." Hazardous Material" means any substances that are defined or listed in, or otherwise classified pursuant to Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "pollutants," "toxic pollutants," "hazardous air pollutants" or any other similar designation.

Legal Requirement." Legal Requirement" means any federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Body.

Liability." Liability" means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.

Material Adverse Effect. "Material Adverse Effect" means a materially adverse effect on the financial condition, assets, or results of operations of the applicable Person's business and financial condition.

Order." Order" means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Body, or any arbitrator, or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of a Party shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

(a) such action is recurring in nature, is consistent with the past practices of such Party, and is taken in the ordinary course of the normal day-to-day operations of such Party;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the shareholders of such Party, the board of directors of such Party, or any committee of the board of directors of such Party, and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

Party or Parties." Party" or "Parties shall have the meaning specified in the first paragraph.

Person." Person" means any individual, Entity, or Governmental Body.

Proceeding." Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, or any arbitrator or arbitration panel.

Proprietary Asset. "Proprietary Asset" means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right, or other intellectual property right or intangible asset.

Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of the applicable Party; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than such Party) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary, or equity interest.

Representatives." Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors, and representatives.

Tax." Tax" means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax, or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), that is, has been, or may in the future be (a) imposed, assessed, or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return." Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information that is, has been, or may in the future be, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B TO STOCK PURCHASE AGREEMENT BEWTEEN INTERNATIONAL FIGHT LEAGUE, INC. AND INSURANCE MARKETING SOLUTIONS, LLC

CERTIFICATE OF DESIGNATION

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "INTERNATIONAL FIGHT LEAGUE, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF JANUARY, A.D. 2010, AT 5:22 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2297054 8100

100015582

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7743437

DATE: 01-07-10

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:32 PM 01/06/2010
FILED 05:22 PM 01/06/2010
SRV 100015582 - 2297054 FILE

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF INTERNATIONAL FIGHT LEAGUE, INC.

International Fight League, Inc. , a corporation organized and existing under the laws of Delaware (the **"Corporation" or the "Company")**, hereby certifies that the Board of Directors of the Corporation (the **"Board of Directors**" or the **"Board**"), has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, $0.01 par value (the **"Preferred Stock"**), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series (the **"Certificate of Designation"**), which consists of seven hundred thirty thousand nine hundred forty one (730,941) shares of Series A Preferred Stock (the **"Series A Preferred Stock"**) and the price at which each such share shall be issued is $.13680995 per share for an aggregate of $100,000.

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A. **"business day"** means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B. **"Series A Majority Holders"** means the holders of a majority of the then outstanding shares of Series A Preferred Stock.

C **"Series A Original Issue Date"** means the first date that any shares of Series A Preferred Stock are issued.

III. DIVIDENDS

A. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends as declared by the Board of Directors of the Company in it sole discretion.

B. In the event the Board of Directors of the Company declares dividends on the Series A Preferred Stock, such dividends shall accrue with respect to each share of Series A Preferred Stock from the date on which such dividends were declared and shall be cumulative so that if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or

declared and set apart for payment before any dividend shall be paid or declared or set apart for any other securities of the Corporation and before any purchase or acquisition of any other securities of the Company is made by the Company. On or before the redemption of the Series A Preferred Stock any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series A Preferred Stock. No accumulation of dividends on the Series A Preferred Stock shall bear interest.

IV. LIQUIDATION, DISSOLUTION OR WINDING UP

The "Series A Original Issue Price" shall mean $.13680995 per share for an aggregate of $100,000, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

A. Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section VI immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the "Series A Liquidation Amount"). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection IV.A, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

B. Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of the Series A Liquidation Amount, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

V. VOTING

A. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast one thousand (1,000) votes per share of Series A Preferred Stock held. The Holders of Series A Preferred Stock shall vote together with the

holders of Common Stock as a single class on all matters except in connection with the election of Directors of the Company. In connection with any vote or written consent with respect to the election of Directors of the Company, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect the majority of Directors of the Company (the "**Series A Directors**") and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect the remaining directors of the Corporation. The Series A Directors may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection VA, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 5A, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection VA. The rights of the holders of the Series A Preferred Stock to elect a majority of the Board of Directors of the Company shall terminate 30 days after the Company has authorized sufficient shares of common stock available for issuance upon the conversion of all 730,941 shares of Series A Preferred Stock into shares of Common Stock at the Conversion Ratio (as defined below) which is originally 1,000 shares of common stock for each share of Series A Preferred Stock.

B. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 51% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i) amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock.

(ii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock which would result

in the payment of the Series A Liquidation Amount being junior to any such class or series of capital stock.

VI CONVERSION

A. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one thousand (1,000) shares of Common Stock of the Company (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as provided below.

B. If the Company shall (A) pay a dividend in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue, by reclassification of its shares of Common Stock, any other shares of its capital stock, then the Conversion Ratio in effect immediately prior thereto shall be adjusted so that the holder of a share of Series A Preferred Stock surrendered for conversion after the record date fixing shareholders to be affected by such event shall be entitled to receive, upon conversion, the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of such event had such share of Preferred Stock been converted immediately prior to the record date in the case of such dividend or the effective date in the case of any such subdivision, combination or reclassification. An adjustment made pursuant to this subsection VI B shall be made whenever any of such events shall happen, but shall become effective retroactively after such record date or such effective date, as the case may be, as to shares of Preferred Stock converted between such record date or effective date and the date of happening of any such event.

C. If there shall occur any other reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by <u>Subsections VI B</u>), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this <u>Section</u> with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this <u>Section 4</u> (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any

securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

D. Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (a) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (b) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place; and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

E. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

F. Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection VI E. in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

G. Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Immediately upon issuance of the Series A Preferred Stock, the Corporation shall not have enough shares of Common stock

available for issuance upon conversion of all of the Series A Preferred Stock. Accordingly the Corporation agrees to use its best efforts to as soon as practicable after the issuance of the Series A Preferred Stock to, in the discretion of the holders of the majority of the Series A Preferred Stock, either (i) declare a one for four hundred reverse split on its outstanding shares of Common Stock or such other reverse split as may be acceptable to the majority of the holders of the Series A Preferred Stock or (ii) seek to increase the amount of authorized shares available for issuance by the Company so that all shares of common stock required to be issued upon conversion of all shares of Series A Preferred Stock may be lawfully and validly issued.

H. Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection F and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series 1 Preferred Stock accordingly.

I. Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section VI. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

VII. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Series A Majority Holders:

(i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

(ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(iii) create or issue any Securities which will rank ahead of the Series A Preferred Stock; or

(iv) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Article VII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

VII MISCELLANEOUS

A. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are redeemed or repurchased by the Corporation, the shares so redeemed or repurchased shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a the last known address for such party.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 5th day of January, 2010.

INTERNATIONAL FIGHT LEAGUE, INC

By: /s/ Jeffrey M. Jagid
Jeffrey M. Jagid, President

EXHIBIT C TO STOCK PURCHASE AGREEMENT BEWTEEN INTERNATIONAL FIGHT LEAGUE, INC. AND INSURANCE MARKETING SOLUTIONS, LLC

Insurance Marketing Solutions LLC will after the Closing of the Transaction assign the following shares of Series A Preferred Stock to the following individuals and/or entities:

1. Frost Corporate Services	40,000 Shares
2. Kevin Waldman	20,000 Shares
3. Jeffrey Jagid	20,000 Shares
4.Michael Keefe	10,000 Shares
5. Anthony M. Collura	8,000 Shares
6. Jacqueline Borer	8,000 Shares

International Fight League, Inc.
Schedule III
Company Disclosure Schedule

Section 3.3

Outstanding Warrants (all vested):

Number	Issue Date	Exercise Price	Expiration Date
13,394,900	8/6/2007	$1.05	8/6/2012
581,280	3/1/2007	$1.25	3/1/2012
160,000	3/1/2007	$1.25	4/2/2012
83,333	6/1/2007	$0.30	3/15/2017
75,000	3/15/2007	$0.50	3/15/2017

Total: 14,294,513

Options Outstanding:

Number Outstanding	Number Vested	Issue Date	Exercise Price	Expiration Date
51,619	51,619	3/27/2006	$0.06	3/27/2016(1)
600,000	400,000	8/24/2007	$0.63	8/23/2017(1)
35,000(2)	35,000		$85.00	1/24/2010
16,250(2)	16,250		$21.80	5/25/2010

Total outstanding as of December 31, 2009: 702,869.

(1) All of these options will terminate three months after termination of service with company, which is expected to be 3 months after closing. Upon termination, vesting terminates.

(2) These are options left over from the predecessor business of the company, Paligent.

Section 3.7

Company has title to its bank account with Smith Barney and two D&O policies. One D&O policy is a fully paid tail policy that covers all claims made through September 30, 2015 for events on or before September 30, 2009. The other is for the current year of October 1, 2009 through September 30, 2010.

Section 3.12

Name Use Agreement between the company and HDNet LLC and IFL Corp., dated effective November 17, 2007, which is Exhibit F to the Asset Purchase Agreement dated

as of September 19, 2007 between IFL Corp. and HDNet LLC, giving the company the limited right to use the name "International Fight League" for two years.

Section 3.21

Company has two D&O policies. One D&O policy is a full paid tail policy that covers all claims made through September 20, 2015 for events on or before September 30, 2009. The other is for the current year of October 1, 2009 through September 30, 2010.

Section 3.30

In November 2008, the company received notice for the NASD Bulletin Board that it was late filings its Form 10-Q quarters ended June 30, 2009 and September 30, 2009, and that it would cease quoting the company's common stock if it were late again filing its periodic reports. The company has timely filed all its periodic reports since that time.

Dated: January 11, 2010

International Fight League, Inc.

By: ______________________
Jeffrey M. Jacobs
Title: President, Secretary and Director

By: ______________________
Kevin Waldman
Title: Vice President and Director